Exhibit (2)(r)(2)

CODE OF ETHICS

AND

STATEMENT ON INSIDER TRADING

December 18, 2008

PREFACE

          In the normal course of daily business, employees of GenSpring Family Offices, LLC and GenSpring International, LLC, collectively referred to as (“GenSpring”), act as investment advisers and/or fiduciaries to GenSpring clients. As a result, employees of GenSpring have obligations to its clients, its shareholders, fellow employees, and the general public to hold themselves to the highest standards of ethical conduct.

          This Code of Ethics and Statement on Insider Trading (the “Code”) provides each GenSpring employee a working knowledge of the practices and behavior necessary to achieve client objectives while complying with all applicable regulatory requirements. Accordingly, all personnel will be expected to be familiar with and observe the Code. In addition, all personnel are cautioned that engaging in prohibited transactions may result in disciplinary action ranging from reprimand to dismissal. Disciplinary action is in addition to any civil or criminal liability and penalties that may result.

          At least annually, all employees shall be required to certify that they (a) have read and understand the Code; (b) will comply with the requirements of the Code; and (c) have disclosed and reported all personal securities holdings and transactions required to be disclosed. The Compliance Department shall maintain copies of such certifications.

          Please read this Code carefully and complete the online Employee Certification. Thank you.

REGULATORY BACKGROUND

          As investment advisers registered with the Securities and Exchange Commission (the “SEC”), GenSpring Family Offices, LLC and GenSpring International, LLC are subject to the provisions of the Investment Advisers Act of 1940 and the rules promulgated thereunder (the “Advisers Act”). Of particular note is Section 206 of the Advisers Act which provides, in part, that it is unlawful for any investment adviser:

1.	To employ any device, scheme, or artifice to defraud any client or prospective client;

2.	To engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client; or

3.	To engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

          Effective August 31, 2004, the SEC adopted Advisers Act Rule 204A-1, which specifically requires registered investment advisers such as GenSpring to adopt a code of ethics setting forth standards of conduct and requiring compliance with federal securities laws. In addition, such code of ethics must address personal trading activity of certain personnel.

          Employees shall at all times comply with these and all other laws and regulations that may be applicable to GenSpring’s business. In some instances, where such laws and regulations may be ambiguous and difficult to interpret, employees should seek the advice of GenSpring’s Chief Compliance Officer, who may seek the advice of outside counsel.

GenSpring’s Mission Statement is

To be the leading wealth advisor by:

Attracting, inspiring, and rewarding talented
and dedicated people;

Thoughtfully guiding families through our
innovative and comprehensive approach to
managing wealth; and

Partnering with families to fulfill their vision
of success across generations.

STATEMENT OF POLICY AND GENERAL PROHIBITIONS

I.	Policy

          It is the policy of GenSpring that all customers are dealt with fairly and honestly. In order to maintain this objective, the following guidelines are to be followed by all employees of GenSpring:

•	Provide prompt and accurate service to all clients.

•	Keep the customer’s best financial interests foremost in thoughts and action.

•

Always give customer orders priority over orders for employee accounts or accounts in which principals or employees have a direct or indirect beneficial interest. This priority is basic to the industry, and is to be strictly observed by all employees.

•	Avoid conflicts of interest with clients and any situation that might compromise or call into question the exercise of fully independent judgment in the interests of clients.

•	Continually strive to meet the investment objectives of the customer and that all transactions are suitable for the customer’s needs.

•	Do not take inappropriate advantage of your position with GenSpring to secure personal benefits that would otherwise be unavailable to you.

II.	General Prohibitions

All GenSpring employees must comply with the following prohibitions and policies:

•	The employee will not warrant or guarantee that the present or future value or price of any securities, or that any company or issuer of securities will meet specified promises or obligations.

•	The employee will notify his or her manager and the Chief Compliance Officer immediately if he or she should become involved in any judicial or regulatory investigation.

•	The employee, prior to opening an investment account for a registered employee of a broker/dealer, will notify the registered representative’s employer.

•	The employee will not make false or misleading statements or fail to state material facts in connection with a securities transaction.

•	The employee will not accept any direction from a third party without prior written authorization signed by the client.

•	The employee will not agree to repurchase at some future time any security from a client for the employee’s own account, for the account of the firm, or for any other account.

•	The employee will not act as personal custodian for securities, stock powers, money or other property belonging to the client.

•	The employee will not borrow money or securities from the client.

•

The employee will not maintain a joint account in securities with any client or share any benefit with any client resulting from a securities transaction without prior written approval of his or her manager or the Compliance Department.

•	The employee will not pay any fees or other gratuities to any individual or company for prospective customers or sales.

•	The employee will not execute any unauthorized transactions in client accounts.

•	The employee will not misappropriate customers’ funds or securities.

•	The employee will not effect any transaction in, or induce the purchase or sale of, any security by means of any manipulative, deceptive or fraudulent device or contrivance.

•	The employee will not personally advance funds to the client in order to consummate a sale transaction.

•

The employee will not provide assurances or otherwise encourage a prospective client to believe that any note, letter of credit, assessment or other similar obligation associated with a securities transaction will not be called or become due or owing according to its terms.

•

The employee will not remove customer files or information from the firm without permission or unless the files are needed for a legitimate business purpose, as these items are deemed to be property of GenSpring.

PRINCIPLES FOR DOING BUSINESS

          In keeping with the policy of GenSpring, all employees must comply with the following guidelines:

I.	Confidentiality of Client Information

          GenSpring employees must keep confidential all information pertaining to the company, its clients, the GenSpring funds, and investors therein. To the extent possible, all information concerning clients and their accounts (including the GenSpring funds and investors therein) shall be shared among employees on a strictly need-to-know basis. Without written permission from the client, information relating to a client’s account may never be discussed or provided to attorneys, accountants, or others, even if the party claims to have authority to represent the client. GenSpring employees should immediately contact the Compliance Department in the event of any legal process being served or received for a client’s account.

II.	Conflicts of Interest

          It shall be the first obligation of every employee to fulfill his or her fiduciary duty to clients. No employee shall undertake any outside employment, or engage in any personal business interest, that would interfere with the performance of this fiduciary duty. GenSpring requires disclosure of outside business activities for which compensation is earned. Please see Section V for additional information on disclosure of outside business activities. No employee may act on behalf of GenSpring in any transaction involving persons or organizations with whom he or she, or his or her family, have any significant connection or financial interest. In any closely held enterprise, even a modest financial interest held by an employee, or any member of his or her family, should be viewed as significant.

III.	Customer Identity

          GenSpring employees must always verify the identity of the client and may not accept transactions or other instructions from anyone other than the listed owner of the account, unless the client has provided to GenSpring written authority to do so.

IV.	Tax and Legal Advice

          GenSpring employees are not permitted to provide formal tax and/or legal advice to clients unless otherwise specifically permitted or expressly specified as part of their job requirement, but it is permissible to discuss different tax treatments when discussing the purchase of a securities product. It is difficult to entirely separate dealings in securities from tax considerations. Employees are encouraged to become familiar with various tax laws and it is entirely appropriate to inform a customer of the tax treatment accorded certain securities and to make hypothetical comparisons between investments of different taxable natures. Clients should be advised to consult with an attorney or tax accountant regarding the tax aspects of any investment.

V.	Outside Business Activities

          All employees are required to disclose in writing, using the Outside Activities Reporting Form available on IXchange any personal interest in outside activities (whereby compensation is earned) prior to the inception of the activity to the Compliance Department and the LFO Executive of the respective employee’s LFO. It is important to determine whether any outside activities in which the employee is engaging will interfere or pose a conflict of interest in connection with the employee’s duties with GenSpring. Examples of outside activities include, but are not limited, to maintaining any outside business affiliations including board positions, directorships of private companies, consulting engagements, public/charitable positions, accepting an executorship, trusteeship, or power of attorney or other fiduciary appointments on behalf of family members or otherwise, or other employment for compensation.

Employees must request written approval from the Compliance Department and LFO Executive prior to participating in outside business activities, including, but not limited to, the following:

•	Accepting a position as a director, officer, or general partner in any business entity;

•	Accepting a personal fiduciary appointment, unless such appointment results from a close family relationship;

•	Raising money or selling securities for any commercial enterprise;

•	Providing testimony as an “expert” witness;

•	Employment of any nature or appointment to committees or organizations which require substantial time commitments or provide remuneration; and

•	Broadcasting or teaching activities.

          Under certain circumstances approval of SunTrust Banks, Inc. may be required.

VI.	Personal Fees and Commissions

          No employee shall accept personal fees, commissions, or any other form of remuneration in connection with any transactions on behalf of GenSpring or any of its clients (including any GenSpring fund), except those approved by the Compliance Department, and which are received in the ordinary course of business.

VII.	Borrowing

          No employee, or member of his or her family, may borrow money from any client (including any GenSpring fund) or any of GenSpring’s suppliers, service providers, brokers, and all other parties with whom GenSpring has contractual or other business arrangements under any circumstances. Notwithstanding the foregoing, employees may maintain margin accounts for their personal trading activities and may obtain loans and financing from SunTrust Bank.

VIII.	Gifts

          On occasion you may be offered, or may receive, gifts from clients, vendors or other persons not affiliated with GenSpring. The receipt of extraordinary or extravagant gifts from such persons is not permitted. You may accept gifts of a nominal value, promotional items (e.g., pens, mugs), and customary business meals and entertainment at which both you and the giver are present. However, you may not solicit any gifts.

          Any employee who receives a gift of more than nominal value, or gift with an unclear status under this Section IX., shall promptly notify the Compliance Department and may accept the gift only upon receiving approval from the Chief Compliance Officer. It is the Chief Compliance Officer’s responsibility to determine whether the gift shall be retained by the employee or member of his or her family, returned to the donor, or donated without tax deduction to charitable organization.

IX.	Political Contributions

          GenSpring shall make no contributions to political parties or candidates for office. Any investment adviser providing or seeking to provide investment advisory services to government entities or government/political representatives, must prohibit its employees from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities and/or government/political representatives. In addition, employees are prohibited from considering GenSpring’s current or anticipated business relationships as a factor in soliciting political or charitable donations.

X.	Full Disclosure

          In responding to requests for information concerning GenSpring’s business practices from GenSpring’s internal or independent accountants and auditors, counsel,

regulatory agencies, or other appropriate and authorized third parties, employees shall be truthful in their communications and shall make full disclosure at all times as requested.

XI.	Duty to Report Violations or Potential Conflicts of Interest

          Employees must at all times immediately report to the Compliance Department any matters that may constitute violations of this Code, or that may be considered fraudulent or illegal in nature, or potentially injurious to the good reputation of GenSpring.

PERSONAL SECURITIES TRANSACTIONS

I.	Summary

          GenSpring is a multi-family office, and its’ overall business model is to provide comprehensive wealth management services and solutions to clients. Comprehensive wealth management services comprise discretionary and non-discretionary investment advisory services, financial planning, estate planning, tax compliance and consulting services, succession planning, personal CFO and bookkeeping, lifestyle needs, and family office services with a focus on governance, education, and philanthropy. GenSpring employees may trade individual securities positions in client accounts in providing such services. When trades are placed in client accounts, it is typically limited to the following circumstances:

•	To liquidate securities positions existing in client accounts when they become a client of GenSpring;

•

For initial implementation of funds in accordance with an agreed upon asset allocation strategy to various mutual funds, exchange traded funds, alternative investments or other investment products in appropriate circumstances;

•	Rebalancing purposes if drift occurs from financial desired targets (over/under weights) in any asset class;

•	Allocating cash/new money pro-rata against a client’s current allocation;

•	Liquidation of securities for cash needs and/or raising cash with separate account managers (SAMs);

•	Dollar cost averaging;

•	Purchase/sale of traded money market funds;

•	Loss harvesting to offset capital gains liability;

•	Executing a documented sales strategy of a concentrated equity position or individual stock position; and

•	Funding of limited partnership investments.

GenSpring performs original research and due diligence on third party investment managers and investment strategies, including individual securities upon client request and direction, for the purpose of trading in client accounts. GenSpring’s employees generally do not have knowledge of trades in client accounts made by outside managers until after the trade has settled. GenSpring does not make a market in any securities.

          In order to adopt a policy that is reasonably designed, taking into consideration the nature of GenSpring’s business, to prevent the misuse of material, nonpublic information, GenSpring defines Access persons to be:

          Any Supervised Person1 who:

1)	has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any security recommended; OR

2)	is directly involved in making securities recommendations to clients, or has access to such recommendations that are non-public.

GenSpring may consider specific officers, directors (e.g., Chief Executive Officer, Chief Operating Officer, Chief Investment Officer) or other employees to be Access Persons. In case of a question as to an individual’s status as an Access Person, a determination will be made by the Compliance Department.

          In general, GenSpring believes it is reasonable and desirable for its employees to invest in securities that it recommends for investment to its clients. However, personal trading by GenSpring employees is subject to the overriding principle of fair dealing, namely that transactions on behalf of clients take precedence over transactions that will benefit GenSpring, its officers, members, or employees. Each employee who is an Access Person must identify any personal investment accounts and report all reportable transactions and investment activity in the manner set forth in this policy.

          To this end, GenSpring has established a set of personal trading policies and procedures for its Access Persons that are summarized below:

A.

Access Persons must obtain prior written clearance from the Compliance Department of (i) the acquisition of a security in an initial public offering, and (ii) any investments in Limited Offerings. “Limited Offerings” means offerings that are exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505, or 506 under the Securities Act of 1933, and includes, without limitation, any investments in hedge funds, private equity funds, and GenSpring funds. In considering a request to invest in a Limited Offering, the Compliance Department may consult with the employee’s assigned manager and will take into account, among other factors, whether the investment opportunity should be reserved for a client, and whether the opportunity is being offered to such employee by virtue of his or her position with GenSpring.

[1] Supervised Person means each employee who provides advice on behalf of GenSpring and is subject to the Supervision and control of GenSpring. As applied to GenSpring, this term shall consist of all client contact employees, who, in the course of business, act as an investment adviser representative as defined under the Investment Advisers Act of 1940 in providing investment advice to advisory clients and those non-client contact employees who provide such investment advisory services (e.g., Portfolio Associate who is registered for trading purposes only). In sum, if an employee is registered with GenSpring, the employee is considered a Supervised Person.

B.

Employees are prohibited from investing (without prior approval from the Compliance Department) in reportable securities during the time period when an employee has actual knowledge that an investment decision to buy or sell such securities on behalf of a client is pending or in process.

II.	Prohibited and Restricted Transactions

          No employee shall, without prior approval from the employee’s manager and notice to the Compliance Department, purchase or sell, directly or indirectly, any reportable security in which he or she has, or by reason of such transaction acquires, Beneficial Ownership (as hereinafter defined) and which, to his or her actual knowledge, is being purchased or sold by a client. An employee has “Beneficial Ownership” in a security (and will therefore be required to report transactions in such security) if he or she directly or indirectly, through any contract arrangement, understanding, relationship, arrangement or otherwise, has or shares any direct or indirect pecuniary interest in such security, including:

•	A security held by a member of his or her immediate family sharing the same household;

•	In certain circumstances, a security or commodity interest held by an entity in which the employee has an interest;

•	The interest in a security held by a trust;

•	The right to dividends that is separate or separable from the underlying securities; and

•	The right to acquire a security through the exercise of a derivative security, whether or not presently exercisable.

          However, the prohibitions of this section shall not apply to the following (collectively, the “Exempted Transactions”):

(a)	purchases or sales effected in any account over which the employee has no direct or indirect influence or control;

(b)	purchases or sales which are non-volitional on the part of the employee;

(c)	purchases which are part of any automatic dividend reinvestment or other plan established by any employee prior to the time the security involved came within the purview of this Code; and

(d)

purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such right so acquired.

          Because certain GenSpring LFOs may engage directly in the trading of publicly-traded securities on behalf of clients, those respective LFOs have taken appropriate procedures to establish and routinely maintain a “Restricted List” of issuers of which GenSpring may acquire inside information with respect to personal trading in client securities. The Restricted List shall contain securities issued by publicly held companies for which any of GenSpring’s clients (i) serve as an officer, director, or key employee having access to inside information; (ii) are a ten percent or greater shareholder; or (iii) serve on a Board. Under these circumstances, the LFO shall maintain a Restricted List in accordance with the LFO Operating Manual.

          In order to minimize GenSpring’s risk as it relates to insider trading, at the direction of the LFO Executive, employees are prohibited from owning and/or personally purchasing any securities holdings on the Restricted List, either in his or her personal accounts, or any accounts in which the employee has a beneficial interest, or over which he or she has trading authorization. The Restricted List is published for employee viewing in each LFO. Violation of this policy will result in termination and/or disgorgement of profits. Nevertheless, employees are at all times required to adhere to GenSpring policy on insider trading, as discussed further in this Code.

          In connection with the disclosure of personal securities transactions, GenSpring is also responsible for reviewing the personal trading records of each Access Person. The Chief Compliance Officer, or his or her designee, shall be responsible for the review and monitoring of personal trading by each Access Person. The Chief Compliance Officer, or his or her designee shall document review of these quarterly personal transaction reports, and will compare the personal trading records of each Access Person to the Restricted List, in order to identify patterns that may indicate trading abuse, including market timing, as well as the use of inside information.

III.	Compliance Procedures

A.	Pre-clearance

          All employees shall obtain written authorization of the Prohibited and Restricted personal securities transactions described above (other than Exempted Transactions and non-Reportable Securities) prior to executing an order. A written request must be submitted to the Compliance Department by using the Pre-Clearance Form found on IXchange in the Document Library under the category of Compliance Manual and Code of Ethics. The Compliance Department shall provide a reason for the denial of any request. Upon the approval of any request, no changes in the approved transaction may be made without further approval by the Compliance Department. For the avoidance of doubt, any employee of the Compliance Department cannot approve his or her own trades; and where the Compliance Department employee’s trade is in question, the written authorization of one of the other employee’s must be received.

B.	Quarterly Transaction Reports

          Access Persons shall submit written reports to the Compliance Department on a quarterly basis (or at such lesser intervals as may be required from time to time) showing all transactions (other than Exempted Transactions, as defined above) in securities in which they, members of their immediate family sharing the same household, and trusts of which they are trustees or in which they have a beneficial interest, have, or by reason of such transaction acquire, Beneficial Ownership (“Reportable Securities”).

          Reportable Securities shall not include the following:

(a)	direct obligations of the U.S. government;

(b)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(c)	shares issued by money market funds;

(d)	shares issued by non-affiliated open-end funds; and

(e)	shares issued by non-affiliated unit investment trusts that are invested exclusively in one or more open-end funds.

          Each Access Person shall provide the Compliance Department with a Quarterly Securities Transaction Report of all Reportable Securities Transactions made during the quarter, which can be found on IXchange in the Document Library under the category of Compliance Manual and Code of Ethics. Every such quarterly transaction report shall be made no later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected. The report shall contain the following information concerning any reportable transaction:

(a)	the date of the transaction;

(b)	the title, exchange ticker symbol, and number of shares;

(c)	interest rate and maturity rate (as applicable)

(d)	the principal amount involved;

(e)	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition)

(f)	the price at which the transaction was effected; and

(g)	the name of the broker, dealer, or bank with or through whom the transaction was effected, if relevant.

          A copy of the Access Person’s brokerage statements may be submitted in lieu of a separate listing of transactions. In such instances, the Access Person is responsible for clearly marking any and all reportable transactions on his or her brokerage statement. If no securities transactions were effected by the Access Person during the quarter, GenSpring requires that the Access Person indicate as such on the report.

B.	Holdings Reports

          On an annual basis, within 30 days after year end, Access Persons shall submit annual reports to the Compliance Department showing all holdings in reportable securities (as defined above) in which they, members of their immediate family sharing the same household, and trusts of which they are trustees, or in which they have a beneficial interest, or have Beneficial Ownership. For new hires or persons newly deemed as Access Persons, such holdings reports must be submitted no later than ten (10) days after commencement of employment or becoming an “Access Person” with GenSpring. All such holdings reports must be current as of the date not more than 45 days prior to the date that the report is submitted. The holdings report shall contain the following information:

(a)	the title, exchange ticker symbol, and type of security;

(b)	the number of shares;

(c)	the principal amount for each such security;

(d)	the name of the broker, dealer, or bank with or through which the Access Person maintains an account for such security; and

(e)	the date the employee is submitting the report.

          A copy of securities account statements listing all of each Access Person’s Reportable Securities holdings must be submitted along with the signed holdings report to satisfy this reporting requirement.

          GenSpring reserves the right to request for any reason, in addition to the quarterly transaction reports and holdings reports, an official accounting of an employee’s securities and/or commodities transactions.

C.	Violations

          The Chief Compliance Officer shall promptly report to GenSpring’s Chief Operating Officer or Chief Executive Officer any apparent violation of the prohibitions contained in this Section of the Code regarding personal securities transactions (including an employee’s failure to timely submit complete reports), and shall determine what sanctions, if any, should be imposed. This Code, a copy of each report made by Access Persons, each memorandum made by an Authorized Signer hereunder, and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Compliance Department.

STATEMENT ON INSIDER TRADING

A.	Introduction

          The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires that all investment advisers and broker-dealers establish, maintain, and enforce written policies and procedures designed to detect and prevent the misuse of material nonpublic information by such investment adviser and/or broker-dealer, or any person associated with the investment adviser and/or broker-dealer.

          Section 204A of the Advisers Act states that an investment adviser must adopt and disseminate written policies with respect to ITSFEA, and an investment adviser must also vigilantly review, update, and enforce them. Accordingly, GenSpring has adopted the following policy, procedures, and supervisory procedures as an integral part of its Code applicable to all employees.

B.	Policy

          The purpose of this Section B is to familiarize employees with issues concerning insider trading and assist them in putting into context the policy and procedures on insider trading.

          No officer, director, or employee of GenSpring may trade in a security, either personally or on behalf of clients (including any GenSpring fund), while in possession of material, nonpublic information regarding securities of a corporation that are publicly traded; nor may any officer, director, or employee communicate material, nonpublic information to others in violation of the law. This conduct is commonly referred to as “insider trading.” This policy extends to activities within and without the individual functions of employees and covers not only their personal transactions, but indirect trading by members of their immediate family sharing the same household, friends, and others, or the nonpublic distribution of inside information from them to others. Any questions regarding the policy and procedures should be referred to the Compliance Department.

          Because of the nature of various GenSpring client relationships, certain LFOs may maintain “Restricted Lists”. In these limited circumstances, at the direction of the LFO Executive, employees are prohibited from trading in securities listed on the Restricted List. These securities include public companies with which clients of that particular LFO (i) serve as a director, officer, or key employee having access to inside information; (ii) are ten percent (or greater) share holder in any class of equity security registered pursuant to Section 12 of the Securities Exchange Act of 1934; or (iii) serve on a Board.

C.	Elements of Insider Trading

1.	Who is an insider?

The concept of “insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such service providers. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services. According to the United States Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.	What is material information?

Trading on inside information can be the basis for liability when the information is material. In general, information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that employees should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

3.	What is nonpublic information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Bloomberg electronic news reports, or in The Wall Street Journal or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type and timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be “effectively” disseminated.)

D.	Penalties for Insider Trading

          Penalties for trading on or communicating material nonpublic information are severe, both for individuals and their employers. An individual can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation:

1.	civil injunctions;

2.	disgorgement of profits;

3.	jail sentences;

4.	fines for the person who committed the violation; and

5.	fines for the employer or other controlling person.

E.	Procedures

          The following procedures have been established to aid employees in avoiding insider trading, and to aid in preventing, detecting, and imposing sanctions against insider trading. Employees must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. If you have any questions about these procedures, you should consult with the Compliance Department.

1.        Identifying Inside Information. Before trading for yourself or others, including clients, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

(a)       Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

(b)       Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace, e.g., by being published electronically by Bloomberg, or in The Wall Street Journal or other publications of general circulation?

          If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should report the matter immediately to the Compliance Department. Until they have had an opportunity to review the matter, you should not (i) purchase or sell the security on behalf of yourself or others, including clients, and (ii) communicate the information to anyone, other than to the Compliance Department. After the Compliance Department has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

           2.       Restricting Access to Material Nonpublic Information. Any information in your possession that you identify as material and nonpublic may not be communicated to anyone, other than the Compliance Department as provided above. In addition, care should be taken so that such information is secure.

           3.       Resolving Issues Concerning Insider Trading. If, after consideration of the items set forth in this section, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Department before trading or communicating the information to anyone.

F.	Supervision

The supervisory role of the Chief Compliance Officer is critical to the implementation and maintenance of this Statement on Insider Trading, and encompasses the following:

	1.	Prevention of Insider Trading. To prevent insider trading, the Compliance Department shall:

	(a)	answer promptly any questions regarding the Statement on Insider Trading;

	(b)	resolve issues of whether information received by employees is material and nonpublic;

	(c)	update the Statement on Insider Trading and distribute amendments thereto, as necessary, to all employees;

	(d)	obtain an annual written acknowledgment from all employees that they have reviewed the Code, including the Statement on Insider Trading contained herein;

	(e)	when it has been determined that any employee has material nonpublic information:

(i) implement measures to prevent dissemination of such information, and

(ii) if necessary, restrict employee from trading the securities.

2.	Detection of Insider Trading. To detect insider trading, the Compliance Department shall:

(a)	review the trading activity reports filed quarterly by each employee to ensure that no trading took place in securities in which GenSpring was in possession of material nonpublic information;

SUNTRUST CODE OF CONDUCT

          In addition to the policies set forth in this Code, GenSpring employees must also adhere to the SunTrust Code of Business Conduct and Ethics (located on the SunTrust intranet). Employees should direct any questions regarding the SunTrust Code to the GenSpring Compliance Department.